UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Electric Inc.

Commission File No.: 001-39395

On May 13, 2025, Faraday Future Intelligent Electric Inc., a Delaware corporation (“FF”, “Faraday Future”, or the “Company”) posted the following to its website:

Faraday Future Intelligent Electric Inc. plans to hold an Annual Meeting of Stockholders on May 28, 2025. The Company recommends that all Faraday Future stockholders of record as of April 17, 2025, vote in favor of all proposals. For more information regarding the Annual Meeting of Stockholders and the proposals, please click here.

Vote FOR Proposal 1 – Election of Directors Proposal

To elect five directors named in the accompanying Proxy Statement to hold office until the 2026 annual meeting of stockholders

Vote FOR Proposal 2 – Private Placement Proposal

To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of Common Stock to holders of certain convertible notes and warrants

Vote FOR Proposal 3 – Share Authorization Proposal

To increase the number of authorized shares of the Company’s Common Stock by 38,000,000, from 129,245,313 to 167,245,313 and the number of authorized shares of the Company’s preferred stock, by 2,900,000 shares, from 10,000,000 shares to 12,900,000 shares

Vote FOR Proposal 4 – Name Change Proposal

To approve an amendment to the Company’s Charter to change the Company’s name from Faraday Future Intelligent Electric Inc. to Faraday Future AI Electric Vehicle Inc.

Vote FOR Proposal 5 – Adjournment Proposal

To approve one or more adjournments of the Annual Meeting by the Company from time to time to permit further solicitation of proxies, if necessary or appropriate, if sufficient votes are not represented at the Annual Meeting to approve one or more Proposals at the time of such adjournment or if otherwise determined by the chairperson of the Annual Meeting to be necessary or appropriate

Your Vote is Essential

The Annual Meeting of Stockholders will be held on May 28, 2025. Whether or not you plan to attend, your vote is crucial to the future of Faraday Future. You can vote your shares online, by telephone, or by mail.

Our Stockholders Drive Faraday Future

Your Vote is Very Important, so Please Vote Your Shares Today!

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its annual meeting seeking, among other proposals, approval to increase the number of authorized shares of common stock and approval to the company’s private placement. In connection with the authorized share increase and the private placement, the Company filed a definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2025, which was amended on April 30, 2025 in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the proposed authorized share increase, private placement, and other matters described therein. The definitive proxy statement was mailed to the Company’s stockholders on or around May 7, 2025. The proxy statement includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies in connection with the proposed authorized share increase, and private placements. The Company has also filed other documents regarding the proposed authorized share increase, and private placement with the SEC. Before making any voting decision, investors and security holders of the Company are urged to read the definitive proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed authorized share increase, and private placements as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the proxy statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/or by written request to Faraday Future Intelligent Electric Inc. at 18455 S. Figueroa Street, Gardena, California 90248.

PARTICIPANTS IN THE SOLICITATION

FF and its Board of Directors and executive officers may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the proposed authorized share increase, private placements and other matters described in the proxy statement. Information about the directors and executive officers of FF is set forth in the definitive proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on April 28, 2025 and amended on April 30, 2025.

You may obtain free copies of these documents as described in the preceding paragraph. Certain representatives of FF Global Partners Investment LLC, formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives is included in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 28, 2025 and amended on April 30, 2025, and the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025. Changes to the direct or indirect ownership of FF Top and FF Global are set forth in SEC filings on Schedule 13D/A.

NO OFFER OR SOLICITATION

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed authorized share increase or approval of private placements. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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